CARSON, INC. ANNOUNCES SALE OF
                       CUTEX NAIL POLISH REMOVER BUSINESS

SAVANNAH, GA, December 10, 1998--Carson, Inc.(NYSE:CIC), a leading international manufacturer and marketer of personal care products for people of color announced today that it has sold the Cutex nail polish remover business to The Cutex Company, a new entity formed by the investment firm The Shansby Group, of San Francisco, CA.

     "This transaction marks another important step in our Company's previously announced strategic plan to focus on our leadership positions in our core ethnic market domestically and internationally," said Gregory J. Andrews, Carson's President and Chief Executive Officer. "Studies show Black consumer power is growing faster than the national average throughout the U.S., and we believe the opportunities abroad, as demonstrated by the growth experienced by our South African subsidiary, are no less attractive. Our corporate mission is well defined, and this sale further enhances our ability to concentrate our efforts."

     Carson said that Cutex' nail polish and treatment line was not included in the transaction. The purchase price is $30 million, a portion of which is being used to reduce long-term debt.

     Carson, Inc. is the leading global manufacturer and marketer of hair and skin care products specifically formulated to address the unique characteristics of people of African descent. Carson sells its products in the U.S. and in over 60 countries around the world under the leading brand names DARK & LOVELY, GENTLE TREATMENT, MAGIC SHAVE, and ULTRASHEEN.

     Statements in this press release concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items; together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under Federal Securities Laws. "Forward-looking statements" are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, industry cyclicality, fluctuations in customer demand and order patterns, the seasonal nature of the business, changes in pricing, and general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission.